Exhibit 99

Capstone Announces the Appointment of Robert C. Flexon to its Board of Directors

VAN NUYS, Calif.,, April 23, 2018 (GLOBE NEWSWIRE) -- Capstone Turbine Corporation (www.capstoneturbine.com) (NASDAQ:CPST), the world’s leading clean technology manufacturer of microturbine energy systems, announced today the appointment of Robert C. Flexon to its Board of Directors. Mr. Flexon is an exceptional leader who has shown a proven ability to serve both the interest of shareholders and employees with the same passion, drive and respect.

Mr. Flexon recently served as the President and Chief Executive Officer of Dynegy Inc., a power generation company based in Houston, Texas. The company provided reliable, environmentally responsible, and affordable energy with a generating capacity of more than 27,000 megawatts. On April 9, 2018, Dynegy was acquired by Vistra Energy Corp. (NYSE:VST) in a tax-free, all-stock transaction worth $1.7 billion. The combined company has an enterprise value of more than $20 billion.

Darren Jamison, President and Chief Executive Officer of Capstone, stated, “Bob is a highly experienced executive and financial innovator in the energy industry, and we are excited to welcome him to the Capstone board of directors. I believe his strong energy industry experience, especially in mergers and acquisitions, and in building global businesses, will be extremely valuable as Capstone continues to grow its distributed generation business around the world,” added Mr. Jamison.

Prior to joining Dynegy, Mr. Flexon served as the Chief Financial Officer of UGI Corporation, a distributor and marketer of energy products and services. In 2009, he served as President and Chief Executive Officer of Foster Wheeler’s U.S. subsidiary and then Chief Executive Officer of Foster Wheeler, a global engineering and construction contractor and power equipment supplier. Mr. Flexon served five years at NRG Energy, Inc. in various executive level positions including Executive Vice President and Chief Financial Officer and Executive Vice President and Chief Operating Officer. He also has held key finance and accounting positions with Hercules, Inc. and Atlantic Richfield Company.

“We conducted an exhaustive search for someone who would further strengthen our board’s breadth of talent and we are delighted to have identified such an outstanding executive like Bob,” said Paul DeWeese, Capstone’s Chairman of the Nominating and Governance Committee. “I am very pleased with the results of our six-month search as Bob is an excellent addition to the Capstone board and has all the key characteristics we were looking for in a new director,” added Mr. DeWeese.

“I have long been interested in the benefits and long-term potential for low emission distributed generation technology and am very impressed by Capstone’s innovative technology and forward-looking leadership team,” said Mr. Flexon. “I am honored to be joining the Capstone board and look forward to getting to work and contributing,” added Mr. Flexon.

About Capstone Turbine Corporation

Capstone Turbine Corporation (www.capstoneturbine.com) (NASDAQ:CPST) is the world’s leading producer of low-emission microturbine systems and was the first to market commercially viable microturbine energy products. Capstone has shipped over 9,000 Capstone Microturbine systems to customers worldwide. These award-winning systems have logged millions of documented runtime operating hours. Capstone is a member of the U.S. Environmental Protection Agency's Combined Heat and Power Partnership, which is committed to improving the efficiency of the nation's energy infrastructure and reducing emissions of pollutants and greenhouse gases. A DQS-Certified ISO 9001:2015 and ISO 14001:2015 certified company, Capstone is headquartered in the Los Angeles area with sales and/or service centers in the United States, Latin America, Europe, Middle East and Asia.

For more information about the company, please visit www.capstoneturbine.com. Follow Capstone Turbine on Twitter, LinkedIn and YouTube.

Forward-Looking Statements

This press release contains “forward-looking statements,” as that term is used in the federal securities laws, about the rebound in business, profitability, lowering our expenses, growth in our revenues, progress towards our Adjusted EBITDA breakeven milestone,  and tightly managing our balance sheet. Forward-looking statements may be identified by words such as “expects,” “objective,” “intend,” “targeted,” “plan” and similar phrases. These forward-looking statements are subject to numerous assumptions, risks and uncertainties described in Capstone’s filings with the Securities and Exchange Commission that may cause Capstone’s actual results to be materially different from any future results expressed or implied in such statements. Capstone cautions readers not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Capstone undertakes no obligation, and specifically disclaims any obligation, to release any revisions to any forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

“Capstone” and “Capstone Microturbine” are registered trademarks of Capstone Turbine Corporation. All other trademarks mentioned are the property of their respective owners.

CONTACT:
Capstone Turbine Corporation
Investor and investment media inquiries:
818-407-3628
ir@capstoneturbine.com

Integra Investor Relations
Shawn M. Severson
415-226-7747
cpst@integra-ir.com